Exhibit 10.1

March 12, 2014

Brighthaven Ventures L.L.C./Islet Sciences, Inc.

BINDING LETTER OF INTENT

For the Acquisition of Brighthaven Ventures, L.L.C.

This Letter of Intent (this “Letter of Intent”) sets forth the agreement of the parties hereto for Islet Sciences, Inc. (together with any newly organized parent company of Islet Sciences, Inc. utilized in a restructuring of Islet Sciences, Inc. or in connection with the transactions contemplated herein, “Islet”) to acquire 100% of the issued and outstanding interests (the “Interests”)_ in Brighthaven Ventures L.L.C., d/b/a BHV Pharma (“BHV”).  As described below, the parties hereby agree to negotiate in good faith to execute definitive agreements in connection with the transactions contemplated by this Letter of Intent.  However, it is expressly understood that this Letter of Intent shall itself be contractually binding regardless of whether or not a further agreement is executed, subject to the terms and conditions described herein.

Brighthaven Ventures L.L.C.:  BHV is headquartered in Research Triangle Park, North Carolina. BHV was launched in 2009 with the mission to develop novel therapeutics aimed at improving the lives of patients suffering from metabolic disorders, including diabetes and NASH/NAFLD.

BHV Assets:   BHV has licensed exclusive  rights to issued patents for the compound remogliflozin-etabonate (“Remo”, designated BHV091009). BHV also owns certain patent applications related to a biphasic formulation technology (the “Biphasic Patent”). Remo is a selective sodium glucose co-transporter 2, (“SGLT2”), inhibitor being developed for the treatment of type 2 diabetes and non-alcoholic steatohepatitis (“NASH”). Remogliflozin is in late phase 2 clinical development.

BHV holds an exclusive license to issued patents for Remo from Kissei Pharmaceutical Co., Ltd., a corporation organized and existing under the laws of Japan (“Kissei”), for the development and commercialization of pharmaceutical preparations containing Remo (the “Products”) in all countries of the world except for Japan, Korea and Taiwan, under the Exclusive License Agreement between BHV and Kissei dated December 1, 2010 (the “Kissei Agreement”). BHV and Kissei share co-exclusive rights in China.

Islet Sciences, Inc.:   Islet is a biopharmaceutical company developing new medicines and technologies for the diagnosis and treatment of metabolic disease.

Purchase: Islet will acquire all of the Interests, subject to the terms described herein and the terms contained in the definitive purchase agreement (the “Definitive Purchase Agreement”) and related agreements.

March 12, 2014

Remo Development: Following the closing of the transaction, Islet shall use commercially reasonable efforts to pursue the clinical development of Remo assuming the rights and obligations of BHV under the Kissei Agreement.

Closing: On the closing date, Islet will issue to the current holders of the Interests 30,000,000 unregistered common shares of Islet.  All of the shares will have demand and piggyback registration rights pursuant to which the holders of such shares may require Islet, at Islet’s sole cost and expense, to register the shares under the Securities Act of 1933, as amended (the “1933 Act”).

Milestones: Within five (5) business days of the applicable Milestone Date as set forth in the Definitive Purchase Agreement, Islet shall issue to the current holders of the Interests the number of shares of Islet common stock based on the dollar value assigned to the specific  Milestone in the Definitive Purchase Agreement, with the total dollar value of the Milestones to be $71,000,000.  The number of shares to be issued with respect to each Milestone will be determined using the volume weighted average closing price of the Islet common stock for the 30 trading days preceding the occurrence of each Milestone.   In the event that at the time of any Milestone, Islet’s common stock is not listed and traded on a national securities exchange or quoted on the OTC Bulletin Board, the market price of Islet’s common stock shall be determined in accordance with the Definitive Purchase Agreement by a nationally recognized independent third party with expertise in valuing companies similar to Islet. All of the shares will have demand and piggyback registration rights pursuant to which the holders of such shares may require Islet, at Islet’s sole cost and expense, to register the shares under the 1933 Act.

General Terms & Conditions: Although this Letter of Intent is a contractually binding obligation of the parties, it is not intended to be exhaustive of all the points for inclusion in the Definitive Purchase Agreement and any related agreements.  The parties will negotiate in good faith additional customary and reasonable terms and conditions as part of the Definitive Purchase Agreement and any related agreements, including, without limitation, provisions related to warranties, confidentiality, limitation on liability, patent prosecution, enforcement, indemnification and approvals.

Governing Law: This Letter of Intent shall be governed and construed in accordance with the laws of the state of New York without giving effect to principles of conflicts or choice of law thereof.

Fees and Expenses:  Islet shall bear all expenses incurred by each of Islet and BHV in connection with the negotiation and consummation of the transactions contemplated by this Letter of Intent, the Definitive Purchase Agreement and/or the related agreements.

March 12, 2014

Authority: Each of Islet and BHV represent and warrant that they each have the legal right, power and authority to enter into this Letter of Intent.

Assignment:   Neither party may assign or transfer this Letter of Intent without the prior written consent of the other party.

Termination: The parties may terminate this agreement by mutual agreement.  In addition, either party has the right to terminate this agreement upon a material breach by the other party that remains uncured for thirty (30) days following written notice thereof or in the event that a Definitive Purchase Agreement has not been entered into by July 31, 2014.  Notwithstanding the foregoing, the provisions of the confidentiality agreement entered into between BHV and COVA Capital LLC acting on behalf of Islet Sciences, Inc. dated September 10, 2013  (the “Confidentiality Agreement”)] and the section entitled “Fees and Expenses” set forth above will survive termination.

Entire Agreement:  This Letter of Intent constitutes the full and complete agreement between the parties with respect to the subject matter contained in this Letter of Intent and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to such subject matter, except the Confidentiality Agreement and as otherwise expressly referred to herein.

Counterparts:  This Letter of Intent and any amendment hereto may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  The exchange of copies of this Letter of Intent or amendments thereto and of signature pages by facsimile transmission or by email transmission in portable document format, or similar format, shall constitute effective execution and delivery of such instrument(s) as to the parties and may be used in lieu of the original Letter of Intent or amendment for all purposes. Signatures of the parties transmitted by facsimile or by email transmission in portable document format, or similar format, shall be deemed to be their original signatures for all purposes.

[signature page follows]

March 12, 2014

[Signature Page to Binding Letter of Intent]

Each party has executed this agreement by its duly authorized representative on this 12th day of March, 2014.

Islet Sciences, Inc.

By:__________________________

Name: James Green

Title:   Chief Executive Officer

Brighthaven Ventures, LLC

By:__________________________

Name: Dr. Bentley Cheatham

Title:    Chief Executive Officer